Exhibit 99.1

Galaxy Gaming Reports Q4 2020 and Full Year 2020 Financial Results

LAS VEGAS, March 31, 2021 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming content, announced today its financial results for the quarter and fiscal year ended December 31, 2020.

Financial Highlights

Q4 2020 vs. Q4 2019

●	Revenue decreased 37% to $3,274K
●	Adjusted EBITDA decreased 41% to $1,261K
●	Net income of $1,179K1 vs. net income of $848K

Full Year 2020 vs. Full Year 2019

●	Revenue decreased 52% to $10,230K
●	Adjusted EBITDA decreased 84% to $1,377K2
●	Net loss of $(2,209)K vs. net income of $2,943K

Balance Sheet Changes (vs. December 31, 2019)

●	Cash decreased 38% to $5,993K
●	Total long-term liabilities (gross) increased $4,033K to $52,015K
●	Stockholders’ deficit decreased to $(24,797)K

1 Q4 2020 net income includes a gain of $840,243 relating to the forgiveness of our Paycheck Protection Program loan.
2 Adjusted EBITDA excludes approximately $652K of legal and other expenses related to our litigation with Triangulum Partners LLC.

Executive Comments

“2020 imposed great stresses on our industry, and Galaxy was not immune,” stated Todd Cravens, Galaxy’s President and CEO. “However, I think we turned some of those stresses to our advantage. We were able to accommodate our clients during their closures and provide timely service to help them reopen, earning very high net promoter scores in an especially challenging time. From a product perspective, we used the downtime to develop new games and a new technology platform, and we will be launching these in 2021 as they are approved by our regulators. Finally, and most significantly, our acquisition of PGP in August made iGaming a much more important part of our business. We expect iGaming to be one of the major growth areas going forward, and we are well-positioned to benefit from those trends.”

“Our motto in the pandemic was “Survive then Thrive,” said Harry Hagerty, the Company’s CFO.  “And thanks to the great cooperation and assistance from our friends at Nevada State Bank and the availability of certain government relief programs, we came through 2020 intact. We hope that the first half of 2021 will mark the end of the Survive phase and that the great things that Todd mentioned in his comments will allow us to start Thriving in the second half of 2021 and accelerating into 2022.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

Non-GAAP Financial Information

Adjusted EBITDA includes adjustments to net loss/income to exclude interest, taxes, depreciation, amortization, share based compensation, gain/loss on extinguishment of debt, foreign currency exchange gains/losses, change in estimated fair value of interest rate swap liability and severance and other expenses related to litigation. Adjusted EBITDA is not a measure of performance defined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). However, adjusted EBITDA is used by management to evaluate our operating performance. Management believes that disclosure of the Adjusted EBITDA metric offers investors, regulators and other stakeholders a view of our operations in the same manner management evaluates our performance. When combined with U.S. GAAP results, management believes Adjusted EBITDA provides a comprehensive understanding of our financial results. Adjusted EBITDA should not be considered as an alternative to net income or to net cash provided by operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating our performance.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative games, bonusing systems, and technology solutions to physical and online casinos worldwide. Galaxy Gaming offers games that are proven to perform developed by gaming experts and backed by the highest level of customer support. Through its subsidiary, Progressive Games Partners, Galaxy Gaming is the world’s leading licensor of proprietary table games to the online gaming industry. Connect with Galaxy Gaming on Facebook, YouTube, Instagram, and Twitter.

Contact:

Media:	Phylicia Middleton (702) 936-5216
Investors:	Harry Hagerty (702) 938-1753